EXHIBIT 99.4

                                  PRESS RELEASE

For Immediate Release
Contact: John E. Stefan, Chairman, President and CEO, Sterling Financial-(717) 581-6030 Terrance L. Hormel, Chairman, Hanover Bancorp, Inc.-(717) 633-4400 J. Bradley Scovill, President and CEO, Bank of Hanover-(717) 633-4400

               STERLING FINANCIAL CORPORATION AND HANOVER BANCORP
                              ANNOUNCE AFFILIATION

LANCASTER, PA (January 26, 2000)-Sterling Financial Corporation (NASDAQ:SLFI) today announced that it and Hanover Bancorp, Inc. have completed an agreement for Hanover Bancorp, Inc. (HBI) to merge with Sterling. Hanover Bancorp, Inc. is the parent bank holding company of Bank of Hanover and Trust Company, headquartered in Hanover, Pennsylvania. The merger will add a third bank to the Sterling family of financial companies which currently includes Bank of Lancaster County, N.A. of Lancaster, PA and First National Bank of North East, North East, MD.

Under the terms of the agreement, Hanover Bancorp shareholders will receive .93 shares of Sterling Financial common stock for each share of Hanover Bancorp's common stock in a tax-free stock exchange. Based upon a recent trading range for Sterling Financial the aggregate transaction value is approximately $102,500,000. Upon completion of the merger, the combined company will have total assets of over $1.5 billion. The merger, which is subject to shareholder and regulatory approvals, is expected to be accounted for as a pooling of interest.

Hanover Bancorp is a $504 million bank holding company of Bank of Hanover and Trust Company. Bank of Hanover has ten full-service offices located in York County and Adams County, as well as a custom banking center in East York and an investment services center in The Brethren Home retirement community. In addition, the Bank of Hanover has filed for an application to open a new branch location in Red Lion. Established in 1835, Bank of Hanover will continue to operate as a separate subsidiary bank after the merger, retaining its name and the bank's local decision-making structure.

"We are focused on continuing to build our community banking franchise through profitable growth," said John Stefan, Chairman, President and CEO of Sterling Financial. "Hanover Bancorp, Inc. has a long history of service as a community financial institution and we view this affiliation as a natural growth opportunity for each of our markets. Strong market presence and solid, local leadership are hallmark strengths that the Hanover team brings to our combined organization. Working together, our two organizations will continue to focus on providing high quality, personalized financial services and enhancing long-term shareholder value."

We believe that this partnership with Sterling Financial will uniquely position Bank of Hanover for the future," stated Terrence L. Hormel, Chairman of Hanover Bancorp, Inc. "Sterling Financial is an excellent company and an excellent stock. This affiliation will significantly enhance the value of our Hanover Bancorp shareholders' investment by increasing the market value of their shares by approximately 83.5% and increasing their dividends by 45.8%. In addition, our ability to operate as a separate, state-chartered bank, coupled with the opportunities for accelerated growth through the affiliation with Sterling, will benefit our customers, communities and employees."

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J. Bradley Scovill, President and CEO of Bank of Hanover, said, "We are extremely pleased to affiliate ourselves with a company of the quality of Sterling Financial. Our two organizations share the same core values and commitment to responsive, community banking. I am confident that our constituents will benefit by this affiliation with one of the exceptional financial services companies in this region."

Sterling Financial, a two-bank holding company with assets of over $1 billion, is the holding company for Bank of Lancaster County, N.A., Lancaster, PA and First National Bank of North East, North East, MD. Established in 1863, Bank of Lancaster County provides a complete range of personal and business banking products and financial services through 30 offices in south central Pennsylvania. Bank of Lancaster County also provides leasing services through the bank's wholly owned subsidiary, Town & Country, Inc. and insurance services through Lancaster Insurance Group, LLC, a joint venture with Murray Insurance Associates, Inc. Established in 1903, First National Bank of North East provides personal and business services through its four offices in Cecil County, Maryland. The expected completion for the merger is midyear.


January 26, 2000